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                                                                   Exhibit 10.28

                                    AGREEMENT


                  This Agreement is entered into this 16th day of October, 1998 by and between Stuart Entertainment, Inc., a Delaware corporation (the "Company"), with its principal place of business at 3211 Nebraska Avenue, Council Bluffs, Iowa 51501, and Paul C. Tunink, an individual (the "Employee"), with his address at 4228 N. 139th Avenue, Omaha, Nebraska 68164. The Company and Employee are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                  WHEREAS, Employee desires to resign from his position as an officer and employee of the Company.

                  WHEREAS, the Company and Employee desire to enter into this Agreement to set forth the terms of such resignation.

         NOW, THEREFORE, in consideration of the covenants undertaken, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

         1. Resignation. Employee's employment with the Company as its Chief Financial Officer will terminate effective October 16, 1998 (the "Resignation Date"). Effective on the Resignation Date, Employee will relinquish all positions as an officer and/or employee of the Company, as well as its subsidiaries and affiliates. Employee acknowledges that upon receipt of the Employee's final salary payment for the period ending October 16, 1998, that the Company will have paid him for all work performed on or prior to the Resignation Date based on Employee's base annual salary of One Hundred Twenty-Eight Thousand Dollars ($128,000) ("Base Salary"). Employee further acknowledges that the Company has provided Employee with all benefits to which he was entitled through the Resignation Date. Employee hereby waives any right to claim reinstatement as an officer and/or employee of the Company following the Resignation Date.

         2. Severance.


         a) Severance Payment. The Company shall provide Employee with the cash equivalent of twelve (12) months of Employee's Base Salary minus Twelve Thousand Dollars ($12,000) to facilitate the Company's provision of severance benefits as provided for in Section 2(b), for a total of One Hundred Sixteen Thousand Dollars ($116,000) (the "Severance Payment"). Employee will receive the Severance Payment in a lump-sum payment within five (5) days of the Resignation Date. The Company shall deduct all applicable tax withholdings for state and federal income taxes, FICA and other deductions required by law and/or authorized by Employee from the Severance Payment.


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         b)       Severance Benefits. The Company shall provide Employee with medical and dental insurance coverage on the same terms and conditions as the Company provided to Employee prior to the Resignation Date for a period of twelve (12) months from the Resignation Date (the "Severance Period"). In addition, in order to facilitate the Company's providing medical and dental benefits, the Company shall pay Employee Twelve Thousand Dollars ($12,000) in twelve equal monthly installments in accordance with the Company's normal payroll procedures during the Severance Period, provided Employee does not become employed by any entity, organization, company and/or employer, other than the Company, during the Severance Period. In the event that Employee becomes employed by any entity, company, organization and/or employer, other than the Company, at any time during the Severance Period, the Company's obligation to provide medical and/or dental insurance coverage shall cease on the date that Employee becomes eligible to participate in the health, medical and/or dental programs of such other employer. Thereafter, Employee shall not be entitled to participate in the Company's medical and/or dental insurance plans, and the Company's sole obligation to Employee shall be to pay Employee the remainder, if any, of the Twelve Thousand Dollars in a lump sum, less all applicable tax withholdings for state and federal income taxes, FICA and other deductions required by law and/or authorized by Employee.

         (c) Outplacement Services. The Company shall pay up to a total of Eight Thousand Dollars ($8,000.00) for Employee to receive reasonable outplacement counseling and services by an entity of Employee's choosing for up to six months following the Resignation Date. All invoices for such counseling and services shall be sent to the attention of: Joseph M. Valandra, Chairman and Chief Executive Officer at the Company for his approval and direct payment to the outplacement company. Payment for any outplacement or counseling services which exceed Eight Thousand Dollars ($8,000.00) shall be the sole responsibility of Employee.

                  The Severance Payment described in Section 2(a) and the benefits described in Sections 2(b) and 2(c) shall constitute the complete Severance Payment and Severance Benefits provided to Employee. Employee acknowledges that except as provided for in this Agreement, Employee shall not otherwise be entitled to any other payments or benefits from the Company.

         3. Vacation. The Company shall pay Employee the total sum of $9,302.16 on the Resignation Date. This sum represents the cash equivalent, less all applicable tax withholdings for state and federal income taxes, FICA and other deductions required by law and/or authorized by Employee, for all previously accrued yet


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unused vacation remaining as of the Resignation Date. Employee acknowledges that he is entitled to compensation for no other vacation.

         4. Stock Options. Employee has vested stock options to acquire 20,200 shares of the Company's common stock (the "Options"), with an exercise price of $3.00 per share. Employee and Company agree that the Company will cancel the Options and grant to Employee non-qualified stock options for 20,200 shares of common stock with an exercise price of $3.00 per share, which must be exercised within twelve (12) months of the Resignation Date. Employee acknowledges that he has no other stock options or ownership interests in the Company.

         5. Company Property. Employee represents that he will turn over to the Company all files, memoranda, records, other documents and all other physical property which Employee received from Company and which are the property of the Company by the Resignation Date, or sooner if requested by the Company.

         6. Tax Liability. Employee agrees that Employee is exclusively liable for the payment of any federal, state, city or other taxes which may be due as a result of any consideration received by Employee as provided by this Agreement; provided, however, that Company shall pay all federal, state and local amounts withheld from payments to Employee and all other employment taxes of the type normally paid by Company on employee salaries in connection with the consideration payable to Employee pursuant to Sections 2 and 3 of this Agreement.

         7. Releases by Employee. Except for obligations created by this Agreement, Employee hereby covenants not to sue and fully releases Company and its subsidiaries and affiliates, past and present, and each of them, as well as their directors, partners, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present, and each of them (hereinafter together and collectively referred to as "Releasees") with respect to and from all actions, and claims of any kind, known or unknown, suspected or unsuspected, which Employee may now have or has ever had against any of the Releasees, including all claims arising from Employee's employment as a chief financial officer and/or in any other capacity as an officer and/or employee of the Company Releasees (defined below), and arising out of the termination of his employment as the chief financial officer and/or in any other capacity as an officer and/or employee of the Company Releasees (defined below) as of the Resignation Date (and specifically including any and all claims related to prior promises or contracts of employment and any and all claims for wages, benefits, vacation pay, and wrongful termination or discrimination whether based on age, race, sex, disability or otherwise including specifically and without limitation claims under the Federal Age Discrimination in Employment Act, Americans with Disabilities Act, and any state or local statute or law). Employee warrants and represents that Employee has not assigned or transferred to any person or entity any of the claims released by this Agreement and Employee agrees to defend, by counsel of Company's choosing, and indemnify and hold harmless any of the Releasees from and against any claims based on or in connection with or arising out of any such assignment or transfer made.


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         8. Releases by Company. Except for obligations created by this
Agreement, the Company, its subsidiaries and affiliates (collectively the "Company Releasees") hereby covenant not to sue and fully release Employee and his successors and assigns (the "Employee Releasees"), with respect to and from all actions, and claims of any kind, known or unknown, suspected or unsuspected, which the Company Releasees may now have or have ever had against any of the Employee Releasees, including all claims arising from Employee's position as the chief financial officer, an officer and/or employee of the Company Releasees and the termination of that relationship (and specifically including any and all claims related to prior promises or contracts of employment) provided, however, the Company Releasees do not release the Employee Releases with respect to claims arising out of or relating to the fraud, gross negligence or willful misconduct of the Employee. The Company Releasees warrant and represent that the Company Releasees have not assigned or transferred to any person or entity any of the claims released by this Agreement and the Company Releasees agree to defend, by counsel of Employee's choosing, and indemnify and hold harmless any of the Employee Releasees from and against any claims based on or in connection with or arising out of any such assignment or transfer made.

         9. Indemnification and Defense by Company. The Company Releasees shall indemnify and defend Employee in any threatened, pending, or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, or whether formal or informal which arises by reason of the fact that Employee was the chief financial officer, an employee and/or officer of the Company Releasees prior to the Resignation Date, against expenses, including attorney's fees, judgments, penalties, fines and amounts to be paid in settlement in connection with such action, suit or proceeding if it is determined by the Company Releasees that Employee conducted himself in good faith and that Employee reasonably believed (i) in the case of conduct in his official capacity with the Company Releasees, that his conduct was in the Company Releasees' best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Company Releasees' best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful ("Indemnified Claims"). The Company Releasees shall have the sole and exclusive right to select legal counsel to represent the Company Releasees and Employee, and to control the defense and/or settlement of any Indemnified Claims. Employee agrees to cooperate with the Company Releasees in the defense of any Indemnified Claims, and make available to the Company Releasees any and all documents in his possession and/or control that may be necessary or useful to such defense and/or settlement.

              No indemnification shall be made to Employee under this Section 9 with respect to any claim, issue or matter in connection with a proceeding by or on behalf of the Company or any other entity in which Employee's actions giving rise to the action, suit, proceeding or claim constituted fraud, gross negligence and/or willful misconduct on the part of the Employee.

1.        Confidentiality.


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         a)       Employee will not at any time, disclose or use for his own benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company or its affiliates and subsidiaries, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company or its affiliates and/or subsidiaries ("Proprietary Information"). The term Proprietary Information shall not include information which is not unique to the Company, its affiliates or subsidiaries, or which is generally known to the industry or the public other than as a result of the Employee's breach of this covenant. The Employee agrees that all materials or articles of information of any kind furnished to the Employee by the Company or developed by the Employee in the course of his employment are and shall remain the sole property of the Company and that by the Resignation Date, Employee will return to the Company, all Proprietary Information and all copies thereof, in any way relating to the business of the Company and its affiliates or subsidiaries, except that Employee may retain personal notes, notebooks and diaries. The Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates or subsidiaries. The Employee agrees that all Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all licenses and other rights in connection with such Proprietary Information.

         b) Employee acknowledges that the Company from time to time received from third parties confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes ("Third Party Information"). Employee agrees to hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information except as permitted by any agreement between the Company and such third party.

         c) Employee acknowledges that the Company's customers and suppliers constitute a valuable and unique asset of the Company. Employee will not at any time (i) disclose such list of customers and/or suppliers or any part thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, (ii) assist in obtaining customers for any other similar business, or (iii) encourage any customer or supplier to terminate their relationship with the Company.


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         d)       Employee agrees to assign to the Company, without further
                  consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to all Inventions. The Inventions shall be the sole property of the Company, whether or not copyrightable or patentable. In addition, Employee agrees to maintain adequate and current written records on the development of all Inventions, which shall also remain the sole property of the Company. Employee understands that "Inventions" means all ideas, processes, inventions, technology, designs, formulas, discoveries, patents, copyrights, and trademarks, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by Employee alone or with others using confidential and/or proprietary information of the Company. If, in the course of Employee's employment, with the Company, Employee incorporated into Company property an invention owned by Employee or in which Employee has an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use and sell Employee's invention as part of and in connection with the Company property.

         2. Cooperation. Employee agrees to fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of the Company following the Resignation Date and thereafter. Employee shall also cooperate in the resolution of any dispute, including litigation of any action, involving the Company that relates in any way to Employee's activities while employed by Company. In the event that Employee performs services at the Company's request under this
Section 11, Company shall pay Employee for his services at an hourly rate of Sixty-Five ($65.00) per hour, and shall pay Employee's out of pocket expenses incurred in connection with his services. Unless otherwise agreed by the Parties, Employee's services to the Company under this Section 11 shall not exceed a total of forty (40) hours. The terms and conditions of this Section 11 shall not apply to the Company's defense and/or indemnification of Employee with respect to the Indemnified Claims under Section 9 of this Agreement.

         3. Nondisruption. Employee agrees not to make any negative, disparaging, disruptive or damaging statements, comments or remarks to any third party concerning Company or its business, parents, subsidiaries, affiliates, owners, partners, employees, or management. Company agrees to inform its current executive officers not to make any negative, disparaging disruptive or damaging statements, comments or remarks to any third party concerning the Employee. However, the Employee agrees that the Company is not responsible or liable for comments made by other employees of the Company. In response to inquiries about Employee from individuals outside of Company, the Company's official response shall be: Employee chose to resign to pursue other opportunities.


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         4. Nonadmission of Violation. This Agreement is not, and shall not be construed as, an admission by Company of any violation of its policies or procedures, or of any local, state or federal law or regulation.

         5. Legal Fees. In the event a dispute arises out of this Agreement, the Employee shall have the right to select counsel, provided however that such counsel must be reasonably acceptable to the Company, and the Company shall pay all reasonable legal fees and expenses incurred by Employee in connection with the dispute.

         6. Complete Agreement. This Agreement constitutes the full and entire agreement and understanding of the Parties. This Agreement supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, between the Parties, whether written or oral, concerning the subject matters hereof. This Agreement also supersedes, replaces and terminates as null and void all prior employment and severance agreements between Employee and the Company. All such prior negotiations and agreements are merged into this Agreement. This Agreement does not, however, affect or limit the Parties' past or ongoing respective rights and responsibilities under any applicable stock option agreement which provides for disposition of stock which Employee may hold in the Company. The terms and conditions contained herein shall inure to the benefit of, and be binding upon, the heirs, representatives, assigns and successors-in-interest of the Parties. This is an integrated document.

         7. Severability of Invalid Provisions. If any provision or portion of this Agreement or the application thereof is held by a court of competent jurisdiction or arbitrator to be invalid, unlawful or unenforceable, the remaining provisions or portions of provisions of this Agreement shall remain in full force and effect. Such invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared severable.

         8. Choice of Law. Except for claims relating to trade secrets, any dispute between the Parties relating in any way to Employee's employment, the termination of that employment or this Agreement, including, without limitation, the formation, implementation, or termination thereof shall be resolved by arbitration before a single arbitrator in Council Bluffs, Iowa according to the commercial rules of the American Arbitration Association. The Parties also agree that prior to commencing any arbitration proceedings, as provided above, the Parties shall first attempt to resolve any dispute between or among them through mediation with the assistance of a mediator selected by or agreeable to the Parties to the dispute. The costs and expense of arbitration and mediation shall be paid by the Company. The rights and obligations of the Parties hereunder, including any agreement to arbitrate and the law to be applied in the arbitration shall be construed and enforced in accordance with and governed by the law of the United States to the extent applicable and otherwise the laws of the State of Delaware, without giving effect to principles of conflicts of law.

         9. Joint Preparation of Agreement. This Agreement is deemed to have been drafted jointly by the Parties. Hence, in any construction to be made of this


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Agreement, the provisions of the Agreement shall not be construed against any
Party on the basis that the Party was the drafter.

         10. Waiver of Breach. No waiver, amendment or modification of this Agreement shall be effective unless in writing and signed by the Party against whom the waiver, amendment or modification is sought to be enforced. No waiver of any term, condition, breach or default of this Agreement shall be construed as a waiver of any other term, condition, breach or default. Failure to enforce any breach or default of this agreement shall not be a waiver of that breach or default or any other breach or default of this Agreement.

         11. Further Executions. All Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

         12. Headings. The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered a part or term of this Agreement.

         13. Each Party to Bear Own Costs. Except as provided herein, the Parties agree that each Party shall be responsible for the payment of its own costs, attorneys' fees, and all other expense in connection with the negotiation of this Agreement.

         14. Counterparts. This Agreement may be executed in counterparts, provided, however, that this Agreement shall not be binding or effective to or against any Party hereto until the date first written above.

         15. Further Acknowledgments. Employee further acknowledges that: (a) Employee has read this agreement; (b) Employee has been provided a full and ample opportunity to study it; (c) Employee hereby is advised in writing to consult with an attorney prior to signing this Agreement; (d) Employee enters into this Agreement based upon Employee's own knowledge and judgment and not in reliance on any representations or promises of Company other than those contained in this Agreement; (e) Employee understands that if any facts or matters upon which employee has relied in entering into this Agreement shall hereinafter prove to be otherwise, this Agreement shall nevertheless remain in full force and effect; and (f) Employee is signing this agreement voluntarily, without coercion, and with full knowledge that it is intended, to the maximum extent permitted by law, as a complete and final release and waiver of any and all claims.


         In Witness Whereof, the Parties have duly executed this Agreement as of the date first written above.


Stuart Entertainment, Inc.                            Employee

By:      /s/ Joseph M. Valandra                       By: /s/ Paul C. Tunink
         Joseph M. Valandra, Chairman                 Paul C. Tunink
         and Chief Executive Officer


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